EXHIBIT 99.1

Numerex Corp.
Compensation of Directors Description

Each director of the Company who is not also an employee of the Company or a Gwynedd Resources, Ltd. (“Gwynedd”)-designated director receives an annual fee of $16,000 and a fee of $350 for each meeting (except telephonic meetings, in which case the fee is $175) of the Board of Directors or a committee thereof attended, plus reimbursement of expenses incurred in attending meetings. No additional fee is paid for committee meetings held the same day as Board of Directors meetings. The lead director is paid an additional $4,000 annual fee. In addition, under the Numerex Corp. Directors’ Stock Plan, in lieu of cash compensation, each director may elect to have their annual fees payable either (i) 50% in cash and 50% in shares of Common Stock, or (ii) 100% in shares of Common Stock.

Under the Company’s Non-Employee Director Stock Option Plan and 1999 Long-Term Incentive Plan, each director who is not also an employee of the Company or a Gwynedd-designated director automatically is granted annual options covering 6,000 shares of Common Stock. On each anniversary of the initial option granted thereunder, such person shall be granted an option to purchase 6,000 shares of the Common Stock.